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                                                                  Exhibit 10.13

                              EMPLOYMENT AGREEMENT
                              --------------------


     This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of December 3,
1996 between DATASTREAM INTERNATIONAL, INC., a Delaware corporation ("DII"), PRIMARK CORPORATION, a Michigan Corporation (the "Company"), PRIMARK INFORMATION SERVICES UK LIMITED, a corporation organized under the laws of the United Kingdom and Wales ("Primark UK"), and IRA HERENSTEIN (the "Executive").

     WHEREAS, pursuant to an employment agreement dated as of June 30, 1995 by and between the above referenced parties (the "Old Employment Agreement"), the Executive is employed as Managing Director of Datastream International Limited, a corporation organized under the laws of the United Kingdom and Wales ("Datastream"); and

     WHEREAS, all of the parties to the Old Employment Agreement desire to cancel and terminate substantially all of the provisions of such agreement; and

     WHEREAS, Primark Corporation and Executive desire to execute a new employment agreement setting forth all of the terms and conditions of the Executive's employment relationship with Primark.

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:


     1. CANCELLATION OF OLD EMPLOYMENT AGREEMENT. Except as stated below, the employment agreement dated June 30, 1995 by and between DII, the Company, Primark UK and the Executive (the "Old Employment Agreement") is hereby cancelled and terminated and each party thereto releases all of the other parties thereto from any claims, damages, obligations or liabilities that such party may have against any other party thereto relating to the employment of the Executive. Notwithstanding anything herein to the contrary, the Restrictive Covenants contained in Paragraph 8 to the Old Employment Agreement shall continue to survive and shall not be deemed cancelled or terminated. The Executive hereby resigns voluntarily effective as of this date, from all positions and offices he holds with Datastream, DII, Primark UK and their affiliates.


     2.   EMPLOYMENT AND SALARY.
          ----------------------

          (a) As of the date hereof, Executive shall be employed as Senior Vice President of Marketing for the Company. In such capacity, the Executive shall render on a full-time basis marketing services ("services") to the Company of the type customarily performed by persons serving in a similar executive officer capacity and shall report to the Chief Executive Officer of the Company. In


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     devoting his full-time and undivided attention during normal business hours to the foregoing responsibilities, Executive shall be permanently located in DII's New York office. During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing.

          (b) The Company agrees to pay the Executive during the term of this Agreement an annual salary of $325,000 with such salary to be increased from time to time as determined by the Company's Chief Executive Officer and approved by the Company's Board of Directors. The salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Executive otherwise agrees in writing. The salary under this Paragraph 2 shall be payable by the Company to the Executive in equal installments during each month pursuant to the Company's standard pay practices.

     3.   BONUS.
          -----

          (a) The Executive shall have the opportunity to earn a bonus at target of 40 percent of his annual salary determined on the basis of the attainment of annual financial and/or non-financial targets for the Company. It is expressly understood, however, that the amount of the bonus shall increase or decrease depending upon the amount by which the actual annual financial and/or non-financial results for the Company exceed or fall short of the targets. The formula for establishing the amount of bonus to be paid, in the event the targets are exceeded or not achieved, shall be established annually by the Company's Chief Executive Officer and approved by the Company's Board of Directors.

          (b) In no event shall Executive earn or be entitled to receive an annual bonus greater than 80% of his salary, nor shall the Executive receive an annual bonus less than $75,000.

     4.   PARTICIPATION IN EMPLOYEE BENEFIT PLANS; INSURANCE; OTHER FRINGE
          ----------------------------------------------------------------
          BENEFITS.
          --------

          (a) While the Executive shall be governed by the Company's policies applicable to other employees and executive officers, the Executive shall not be entitled to participate in any plan of the Company's relating to pension, profit-sharing, group life insurance, medical coverage, disability, dental, education, or other retirement or employee benefits that the Company had adopted or may adopt for the benefit of its executive officers or employees, and Executive expressly waives such participation.

          (b) Notwithstanding the foregoing, the Executive shall be entitled to receive the following fringe benefits during the term of this Agreement:


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               (i)     Participation in stock-based plans such as the Company's
          Employee Stock Ownership Plan and any stock based plan that may be adopted in the future for the benefit of the Company's employees;

               (ii) The Executive shall be entitled to a vacation of 20 days during each year of his employment pursuant to this Agreement. The Executive shall also be entitled to all public holidays observed by the Company.

               (iii) The Executive shall be reimbursed by the Company for reasonable travel and other expenses which are incurred and accounted for in accordance with the Company's normal practices or as otherwise agreed to by the Company and the Executive.

               (iv) The provision of an automobile under a three-year lease with the right of the Executive to purchase such automobile at the end of such three-year lease pursuant to the terms of the lease provided that the total lease payments over the three-year period shall not exceed $30,000.

               (v) The Executive shall be entitled to receive up to $3,000 annually as reimbursement for expenses incurred in obtaining tax and estate planning assistance.

               (vi) The Executive shall be entitled to be covered under the Company's life insurance policy in an amount equal to two times salary.

               (vii) Participation in the foregoing fringe benefits shall not reduce the salary or bonus payable to the Executive under Paragraph 2 or 3 above.



     5.   STOCK OPTIONS AND OTHER LONG-TERM INCENTIVES.
          ---------------------------------------------

          (a) The stock option of 100,000 shares of common stock of the Company granted to the Executive under the terms of the Old Employment Agreement shall continue to vest in 3 equal installments with the final installment vesting on June 30, 1998.

          (b) All vested Value Appreciation Rights that have been granted to the Executive under Primark UK's Long-Term Incentive Plan ("Incentive Plan") shall be deemed exercised as of September 30, 1996 and that date shall be the Valuation Date, as that term is defined in the Incentive Plan. Any monies payable to Executive due to the aforementioned exercise shall be paid to him as soon as practicable following the execution of this Agreement by all parties. All Value Appreciation Rights that have been granted to the Executive that are


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     unvested as of the date hereof shall be cancelled and shall never become exercisable.

     6. TERM. The term of this Agreement shall be for a period commencing as of the date hereof and ending June 30, 1998.

     7.   TERMINATION OF EMPLOYMENT.
          --------------------------

          (a) Notwithstanding any provision of this Agreement, the employment of the Executive pursuant to this Agreement shall be terminated immediately upon (i) the death of the Executive; (ii) a determination by the Board of Directors of the Company, acting in good faith with reasonable basis in fact, but made in the sole discretion of such Board, that the Executive has performed his services in a materially unsatisfactory manner, provided, however, such determination shall not be arbitrary or capricious and provided further that prior to any such determination being made, the Executive shall be notified of the grounds for the termination whereupon the Executive shall have thirty (30) days to correct the same unless such time period is extended by the Board of Directors in its sole discretion;
     (iii) a determination by the Board of Directors of the Company, acting in good faith and with reasonable basis in fact, but made in the sole discretion of such Board, that the Executive (a) has become physically or mentally incapacitated and unable to perform his normal duties under this Agreement and that such incapacity or inability has continued for a period of three consecutive calendar months, (b) has breached any of the terms of this Agreement, provided that Executive shall be given written notice of such breach and shall have fifteen days from the date of receipt of such notice to cure the breach or if the breach is of a type which cannot be readily cured within 15 days shall have taken material steps to cure such breach, (c) has refused or failed to carry out any reasonable order of the Board of Directors of the Company, (d) has demonstrated gross negligence in the execution of his duties which resulted or could result in material harm to the Company, or (e) has committed misconduct by willfully violating established corporate policies, or by committing a felony, or by engaging in unlawful acts detrimental to the Company.

          (b) The parties acknowledge and agree that damages which will result to Executive from employment termination by the Company without cause shall be extremely difficult or impossible to establish or prove, and agree that, unless the termination is for cause pursuant to Paragraph 7(a)(iii)(b),
     (c), (d) or (e), the Company shall be obligated, concurrently with such termination, to make a lump sum cash payment to the Executive as severance pay of an amount equal to the sum of his then monthly salary times 18 months. In addition, in the event of the employment termination of the Executive by the Company without cause pursuant to Paragraph 7(a)(i),
     (iii)(a), all stock options referred to in Paragraph 5 shall become immediately vested. Notwithstanding anything herein to the contrary, if the Company terminates the employment of the Executive pursuant


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     to Paragraph 7(a)(ii), then the Company shall pay to Executive a lump sum amount equal to the greater of (i) the sum of his then monthly salary times the number of months remaining under the term of this Agreement, or (ii) the sum of his then monthly salary times 18 months. In addition, in the event of the employment termination of the Executive by the Company pursuant to Paragraph 7(a)(ii), (a)(iii)(b), (c), (d) or (e), all unvested stock options referred to in Paragraph 5 shall expire effective on the date of such termination.

          (c) The Executive understands and agrees that such severance pay and accelerated vesting of stock options shall be in lieu of all other claims which the Executive may make by reason of such termination.

     8.   RESTRICTIVE COVENANTS.
          ---------------------

          (a) The Executive agrees that during the term of this Agreement and for a 24-month period after his termination of employment, he shall not knowingly compete, directly or indirectly, with the products or services of the Company, its subsidiaries or affiliates, nor shall he induce or assist others to knowingly compete, directly or indirectly, with the products or services of the Company, its subsidiaries or affiliates.

          (b) Unless authorized or instructed in writing by the Company, the Executive shall not, except as required in the conduct of the Company's business, during or after the term of this Agreement, disclose to others, or use, any of the Company's inventions or discoveries or its secret or confidential information, knowledge or data, (oral, written, or in machine-readable form) which the Executive may obtain during the course of or in connection with the Executive's employment, including such inventions, discoveries, information, knowledge, know-how or data relating to machines, equipment, products, systems, software, research and/or development, designs, compositions, formulae, processes, or business methods, whether or not developed by the Company or from third parties, and irrespective or whether or not such inventions, discoveries, information, knowledge or data have been identified by the Company as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Executive's act or omission.

          (c) During the term of this Agreement and for a period of two years thereafter the Executive shall not, except as required in the conduct of the Company's business, disclose to others, or use, any of the information relating to present and prospective customers of the Company, business dealings with such customers, prospective sales and advertising programs and agreements with representatives or prospective representatives of the Company, present or prospective sources of supply or any other business arrangements of the


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     Company, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Executive, by others in the Company or obtained by the Company from third parties, and irrespective of whether or not such information has been identified by the Company as secret or confidential, unless and until, and then to the extent and only to the extent that, such information becomes available to the public otherwise than by the Executive's act or omission.

          (d) Executive agrees that all improvements, developments, or discoveries conceived or made by him, either alone or with others, during his employment with the Company and for a 24-month period thereafter which relate to current or likely future business of the Company or any of its affiliates, whether or not conceived or made on the Company's time or with the Company's resources, are the sole and exclusive property of the Company and the Company may use or pursue them without restriction or further compensation. Executive hereby assigns and transfers to the Company all of his right title and interest in and to such improvements, developments and discoveries.

          (e) All computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with the Company's business and plans, and those of others entrusted to the Company, which are prepared or created by the Executive or which may come into his possession during or as a result of his employment, are the property of the Company, and upon termination of his employment, the Executive agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogs and writings and all copies thereof to the Company. The Company may withhold the Executive's outstanding salary checks against return of these materials and any other materials of the Company or its customers.

          (f) During the term of this Agreement and for a 24-month period after his termination of employment, the Executive shall not induce or attempt to induce any customer of the Company or any affiliate to reduce its business with the Company or any affiliate or solicit or attempt to solicit any employee of the Company or any affiliate to leave the employ of the Company or any of its affiliates.

          (g) The above covenants on the part of the Executive shall survive termination of this Agreement, and the existence of any claim or cause of action of the Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. The Executive agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company


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     shall be entitled to a temporary and permanent injunction or any order for specific performance of such covenants without the necessity of proving actual damage to the Company.

     9.   (Intentionally left blank.)

     10. CHANGE OF CONTROL. If the employment of Executive is terminated unilaterally by the Company within one year following the sale to one person or group of sixty percent (60%) or more of the common stock of the Company other than to a corporation wholly owned, directly or indirectly, by the Company, and such termination is for reasons other than as set forth in Paragraphs 7(a)(iii)(b), 7(a)(iii)(c), 7(a)(iii)(d) or 7(a)(iii)(e), then all stock options referred to in Paragraph 5 shall become vested on the date of such termination, and Executive shall receive upon such termination of employment a lump sum equal to the product of (i) the Executive's then monthly salary times
(ii) the number of months remaining under the term of this Agreement.

     11. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall be assigned by the Company to the successors in interest of the Company. This Agreement may not be assigned by the Executive, but any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representative, executor or administrator.

     12. AMENDMENTS OR ADDITIONS. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

     13. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered mail, return receipt requested, postage prepaid, as follows:

         If to DII:

         Datastream International, Inc.
         120 Wall Street, 15th Floor
         New York, NY  10005

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         If to the Company

         Primark Corporation
         1000 Winter Street, Suite 4300N
         Waltham, MA  02154
         Attention:  General Counsel and Secretary

         If to Primark UK:

         Primark Information Services UK Limited
         Monmouth House
         58-64 City Road
         London, England  EC1Y 2AL

         If to the Executive:

         Mr. Ira Herenstein
         951 Carol Avenue
         Woodmere, NY  1598

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     16. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the State of New York.

     17. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in accordance with the laws of the State of New York by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. The Company and the Executive agree to appoint their arbitrator within 90 days of receipt of a notice delivered in accordance with Paragraph 17 hereunder from the other party setting forth a description of the controversy or claim and the requesting that the arbitrators be appointed. If either party fails to select an arbitrator within such 90-day period the non-failing party may appoint a second arbitrator and the failing party shall be deemed to have waived its or his rights to appoint an arbitrator. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be provided in this Paragraph 17. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement and assuming that the Executive is more successful in such enforcement than the


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Company, the Company shall pay or the Executive shall be entitled to recover from the Company, as the case may be, the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court).

     18. ENTIRE AGREEMENT. The foregoing contains the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement supersedes all prior understandings and agreements relating to employment of the Executive.


ATTEST:                                Datastream International, Inc.



/s/ MICHAEL R. KARGULA                 By:    /s/ JOSEPH E. KASPUTYS
----------------------------                  --------------------------------
                                       Title: Chairman
                                              --------------------------------


ATTEST:                                Primark Corporation


/s/ MICHAEL R. KARGULA                 By:    /s/ JOSEPH E. KASPUTYS
----------------------------                  --------------------------------
                                       Title: Chairman
                                              --------------------------------


ATTEST:                                Primark Information Services UK Limited



/s/ MICHAEL R. KARGULA                 By:    /s/ JOSEPH E. KASPUTYS
----------------------------                  --------------------------------
                                       Title: Chairman
                                              --------------------------------


WITNESS:                               Executive



/s/ STACY B. HOWARD                    By:    /s/ IRA HERENSTEIN
                                              --------------------------------
                                              Ira Herenstein